Smart Sand, Inc. Announces Fourth Quarter and Full Year 2019 Results
•4Q and full year 2019 revenue of $47.7 million and $233.1 million, respectively.
•4Q and full year 2019 total tons sold of approximately 462,000 and 2,462,000, respectively.
•4Q and full year 2019 net income of $2.4 million and $31.6 million, respectively.
•4Q and full year 2019 Adjusted EBITDA of $19.6 million and $87.1 million, respectively.

THE WOODLANDS, Texas, February 26, 2020 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, is a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both our in-basin transloading terminal and wellsite storage solutions, today announced results for the fourth quarter and full year ended December 31, 2019.
Charles Young, Smart Sand’s Chief Executive Officer, stated “In spite of challenging market conditions, Smart Sand delivered another solid quarter to finish out an impressive year. During 2019, we demonstrated the value of our mine to wellsite solutions strategy by increasing activity through our Van Hook terminal and beginning the buildup of our SmartSystemsTM equipment. As of today, we have nine SmartSystems fleets leased to customers. Additionally, we refinanced our former credit facility with a five-year bank financing and a five-year equipment lease arrangement that provide Smart Sand with long-term capital to support our ongoing operations. We believe that we have established the foundation to support our long-term strategy to provide sustainable sand supply and logistics solutions to our customers for 2020 and beyond."

Full Year 2019 Highlights

Revenues of $233.1 million for the full year 2019 were the highest in the history of the Company, representing a 10% increase over full year 2018 revenues of $212.5 million.  The increase in revenues was primarily due to higher shortfall revenue from customers that did not take their contractual minimum volumes of sand and higher logistics revenue due to higher in-basin sales and rentals of our SmartSystems equipment.
Overall tons sold were approximately 2,462,000 in the full year 2019, compared to full year 2018 volume of 2,995,000 tons. Tons sold decreased by 18% due to decreased exploration and production activity among some of our customers and in the oil and natural gas industry in general.
Net income was $31.6 million, or $0.79 per basic share and $0.78 per diluted share for the full year 2019, compared with net income of $18.7 million, or $0.46 per basic and diluted share, for the full year 2018, an increase of 69% year over year.  The increase in net income was primarily due to higher shortfall revenue from customers that did not take their contractual minimum volumes of sand, increased volumes shipped through our Van Hook terminal and leased SmartSystems equipment. Impairment losses negatively impacted net income in 2019 and 2018 by $15.5 million and $17.8 million, respectively.
Adjusted EBITDA was $87.1 million for the full year 2019 compared to Adjusted EBITDA of $66.0 million for the full year 2018, an increase of 32% year over year.  The increase in Adjusted EBITDA for the year ended December 31, 2019, as compared to the prior year, was primarily due to higher shortfall and logistics revenue, partially offset by increased transportation charges and lower overall volumes of sand sold.

Fourth Quarter 2019 Highlights
Revenues were $47.7 million in the fourth quarter of 2019, a 27% decrease compared to third quarter 2019 revenues of $65.7 million. Fourth quarter 2019 revenues decreased by 9% compared to fourth quarter 2018 revenues of $52.2 million. The decrease in revenues over the previous quarter was primarily attributable to a decline in total sales volumes. The decrease in revenue over the fourth quarter of 2018 was primarily due to a decline in total sales volumes, partially offset by high shortfall revenue in 2019.
Overall tons sold were approximately 462,000 in the fourth quarter of 2019, compared to approximately 611,000 tons for the third quarter of 2019 and approximately 610,000 tons in the fourth quarter 2018, decreases of 24% for each comparable period. The decline in volumes aligns with the overall decline in completion activity and frac sand use in the industry for the fourth quarter 2019.
Net income was $2.4 million, or $0.06 per basic share and $0.05 per diluted share, for the fourth quarter of 2019, compared with net income of $10.9 million, or $0.27 per basic and diluted share for the third quarter of 2019, and net loss of $4.4 million, or $(0.11) per basic and diluted share, for the fourth quarter 2018. Net income in the fourth quarter of 2019 was negatively impacted by an impairment charge of $7.9 million on our Hixton site, partially offset by gross profit on sand sales, logistics and shortfall revenue. Net income was also impacted by lower total volumes sold in the fourth quarter 2019 compared to the previous quarter and the same period in the prior year. Net income in the third quarter of 2019 and net loss in the fourth quarter of 2018 were primarily attributable to non-cash impairment charges of $7.6 million and $17.8 million, respectively. The impairment charges were partially offset by strong in-basin sales generated from our Van Hook terminal in each of the periods, respectively.
Adjusted EBITDA was $19.6 million for the fourth quarter of 2019, a decrease of 32% compared to third quarter 2019 Adjusted EBITDA of $28.8 million and an increase of 5% from $18.7 million during the same period last year. The decrease in Adjusted EBITDA compared to the third quarter of 2019 was primarily due to lower sales volumes which was partially offset by lower costs of sales and continued high shortfall revenue recognized in the quarter. The increase in Adjusted EBITDA compared to the fourth quarter 2018 was primarily due to higher shortfall revenue.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, February 26, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2019 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 4665968. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 4665968.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2019, filed by the Company with the U.S. Securities and Exchange Commission on February 26, 2020.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac sand supply and services company, offering complete mine to wellsite solutions to our customers. We produce low-cost, high quality Northern White frac sand and provide our customers with proppant logistics solutions from the mine to the wellsite. Northern White raw frac sand is a premium proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. We also offer logistics solutions to our customers through our Van Hook transloading terminal in the Bakken and SmartSystems wellsite proppant storage capabilities. We own and operate a frac sand mine and related processing facility near Oakdale, Wisconsin, which is capable of processing 5.5 million tons annually and has proven recoverable reserves of approximately 316 million tons.

Availability of Information on Smart Sand’s Website
Smart Sand routinely announces material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that the Company posts to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Smart Sand to review the information that it shares at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$47,667	$65,690	$52,248
Cost of goods sold	29,793	38,555	34,217
Gross profit	17,874	27,135	18,031
Operating expenses:
Salaries, benefits and payroll taxes	3,094	2,958	2,448
Depreciation and amortization	457	623	678
Selling, general and administrative	3,045	2,693	2,617
Change in the estimated fair value of contingent consideration	(515)	(1,215)	242
Impairment loss	7,914	7,628	17,835
Total operating expenses	13,995	12,687	23,820
Operating income	3,879	14,448	(5,789)
Other income (expenses):
Interest expense, net	(678)	(968)	(828)
Loss on extinguishment of debt	(561)	—	—
Other income	42	15	48
Total other income (expenses), net	(1,197)	(953)	(780)
Income before income tax expense (benefit)	2,682	13,495	(6,569)
Income tax expense (benefit)	294	2,569	(2,136)
Net income	$2,388	$10,926	$(4,433)

Net income per common share:
Basic	$0.06	$0.27	$(0.11)
Diluted	$0.06	$0.27	$(0.11)
Weighted-average number of common shares:
Basic	40,234	40,233	40,262
Diluted	40,238	40,240	40,262

SMART SAND, INC.
CONSOLIDATED INCOME STATEMENTS

	Year Ended December 31,
	2019	2018
	(audited)	(audited)
	(in thousands, except per share amounts)
Revenues	$233,073	$212,470
Cost of goods sold	152,021	144,903
Gross profit	81,052	67,567
Operating expenses:
Salaries, benefits and payroll taxes	11,560	11,043
Depreciation and amortization	2,411	1,843
Selling, general and administrative	11,328	12,825
Change in the estimated fair value of contingent consideration	(3,272)	(1,858)
Impairment loss	15,542	17,835
Total operating expenses	37,569	41,688
Operating income	43,483	25,879
Other income (expenses):
Interest expense, net	(3,621)	(2,266)
Loss on extinguishment of debt	(561)	—
Other income	131	197
Total other income (expenses), net	(4,051)	(2,069)
Income before income tax expense	39,432	23,810
Income tax expense	7,809	5,122
Net income	$31,623	$18,688
Net income per common share:
Basic	$0.79	$0.46
Diluted	$0.78	$0.46
Weighted-average number of common shares:
Basic	40,135	40,427
Diluted	40,337	40,449

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$2,639	$1,466
Accounts receivable, net	60,052	18,989
Unbilled receivables	4,765	7,823
Inventories	21,415	18,575
Prepaid expenses and other current assets	1,506	3,243
Total current assets	90,377	50,096
Property, plant and equipment, net	230,461	248,396
Operating lease right-of-use assets	28,178	—
Intangible assets, net	9,046	18,068
Other assets	3,541	3,732
Total assets	$361,603	$320,292
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,961	$11,336
Accrued and other expenses	8,578	8,392
Deferred revenue, current	7,654	4,095
Income taxes payable	542	—
Long-term debt, net, current	6,175	829
Operating lease liabilities, current	13,108	—
Total current liabilities	40,018	24,652
Deferred revenue, net	1,670	—
Long-term debt, net	28,240	47,893
Operating lease liabilities, long-term	15,469	—
Deferred tax liabilities, long-term, net	24,021	17,898
Asset retirement obligation	6,142	13,322
Contingent consideration	1,900	7,167
Total liabilities	117,460	110,932
Commitments and contingencies
Stockholders’ equity
Common Stock	40	40
Treasury stock, at cost	(2,979)	(2,839)
Additional paid-in capital	165,223	162,195
Retained earnings	81,900	50,277
Accumulated other comprehensive loss	(41)	(313)
Total stockholders’ equity	244,143	209,360
Total liabilities and stockholders’ equity	$361,603	$320,292

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax (benefit) expense; (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(in thousands)
Net (loss) income	$2,388	$10,926	$(4,433)
Depreciation, depletion and amortization	7,250	6,992	5,780
Income tax (benefit) expense	294	2,569	(2,135)
Interest expense	679	969	832
Franchise taxes	51	56	59
EBITDA	$10,662	$21,512	$103
(Gain) loss on sale of fixed assets	(1)	(15)	68
Equity compensation (1)	708	663	721
Acquisition and development costs (2)	(315)	(1,208)	263
Non-cash impairment loss	7,914	7,628	17,835
Cash charges related to restructuring and retention	55	—	112
Accretion of asset retirement obligations	64	178	(356)
Loss on extinguishment of debt	561	—	—
Adjusted EBITDA	$19,648	$28,758	$18,746
(1) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2) Represents costs incurred related to the business combinations and current development project activities. The three months ended December 31, 2019 includes $515 fair value adjustment partially offset by $200 related to development project activities. The three months ended September 30, 2019 includes $1,215 fair value adjustment of contingent consideration.

	Year Ended December 31,
	2019	2018
	(in thousands)
Net income	$31,623	$18,688
Depreciation, depletion and amortization	27,135	18,165
Income tax (benefit) expense	7,809	5,122
Interest expense	3,626	2,320
Franchise taxes	285	442
EBITDA	$70,478	$44,737
(Gain) loss on sale of fixed assets	(42)	321
Equity compensation (1)	2,755	2,670
Acquisition and development costs (2)	(3,047)	(218)
Non-cash impairment loss	15,542	17,835
Cash charges related to retention and employee relocation	137	674
Accretion of asset retirement obligations	687	(26)
Loss on extinguishment of debt	561	—
Adjusted EBITDA	$87,071	$65,993
(1) Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2) Represents costs incurred related to the business combinations and current development project activities. The year ended December 31, 2019 includes $3,272 decrease in the estimated fair value of our contingent consideration related to the acquisition of Quickthree and $225 related to development project activities. The year ended December 31, 2018 includes $1,858 decrease in the estimated fair value of our contingent consideration related to the acquisition of Quickthree, partially offset by $1,146 of costs related to the acquisition of Quickthree and $494 related to development project activities.
_________________________

Contribution Margin
We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(in thousands)
Revenue	$47,667	$65,690	$52,248
Cost of goods sold	29,793	38,555	34,217
Gross profit	17,874	27,135	18,031
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,858	6,547	4,746
Contribution margin	$24,732	$33,682	$22,777
Contribution margin per ton	$53.53	$55.13	$37.34
Total tons sold	462	611	610

	Year Ended December 31,
	2019	2018
	(in thousands)
Revenue	$233,073	$212,470
Cost of goods sold	152,021	144,903
Gross profit	81,052	67,567
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	25,412	16,297
Contribution margin	$106,464	$83,864
Contribution margin per ton	$43.24	$28.00
Total tons sold	2,462	2,995

Investor Contacts:
Josh Jayne Lee Beckelman
Finance Manager CFO
(281) 231-2660 (281) 231-2660
jjayne@smartsand.com lbeckelman@smartsand.com